2013 Retention Plan Statement Page 1 of 2 Employee Name Employee ID Hire Date Employee Job Title Department Function Service Date Current Base Salary Current Target Incentive (bonus/commission) During this important time in Clearwire’s history, we recognize the value in retaining our most important resource, our employees. The following is a general summary of retention and severance benefits that you may receive if the pending Sprint transaction closes and/or if your employment is terminated under certain circumstances. The following is intended to be a general summary only and the payments and benefits described below are subject to the terms and conditions of all applicable plans and agreements. Unvested Restricted Stock Units Awarded* On or Before December 17, 2012 0 RSUs As of June 15, 2013 $0.00 In the event the pending Sprint transaction closes, each unvested RSU (Restricted Stock Unit) that was awarded to you on or before December 17, 2012, and that you continue to hold at closing, would be settled for $2.97 in cash and would be reflected in a Restricted Cash Account (“RCA”) and paid out as follows: 50% of the RCA balance would be paid as promptly as practicable following closing $0.00 (generally, within 10 days of closing). The remaining 50% of the RCA balance would be paid upon the earlier of the original vesting $0.00 schedule of the RSUs or the one year anniversary of closing. In the event your employment is involuntarily terminated without “cause” prior to the one year anniversary of close you will receive any remaining unpaid amounts from the RCA upon termination. *Stock options have no current value and will be cancelled for no consideration if the pending Sprint transaction closes. Cash Retention $0.00 In the event the pending Sprint transaction closes, you would be eligible to participate in a cash retention program. Your cash retention payments would be paid in accordance with the following schedule: 2/3 would be paid at or promptly after closing $0.00 1/3 would be paid at or promptly after 4.5 months $0.00 following closing In the event your employment is involuntarily terminated without “cause” after the close and prior to the scheduled payment date you will receive any remaining unpaid cash retention at termination. Additional Cash Retention $0.00 In the event the pending Sprint transaction closes, you would be eligible to participate in an additional cash retention program. The additional cash retention payment would be paid in accordance with the following schedule: [_] would be paid at or promptly after [_] months following closing $0.00 [_] would be paid at or promptly after [_] months $0.00 following closing In the event your employment is involuntarily terminated without “cause” after the close and prior to the scheduled payment date you will receive any remaining unpaid cash retention at termination.

2013 Retention Plan Statement Page 2 of 2 Severance Benefits as of April 19, 2013 For specific terms of your severance, please see the Clearwire Employee Separation Plan. $0.00 Payable in the event of involuntary termination Weeks of Severance 0 without cause. Months of Benefits Continuation Payment(s) 0 Total Gross Value of Retention NOTE: Payments will be subject to all applicable tax withholdings. $0.00 Additional Benefits: Unvested Restricted Stock Units Awarded in March 2013 0 RSUs $0.00 In the event the pending Sprint transaction closes, each RSU awarded to you in March 2013 and held by you at closing would be settled for $2.97 in cash and would be reflected in a 2013 RCA. The 2013 RCA would be subject to the same vesting schedule as your 2013 RSUs and would be paid to you as promptly as practicable following the applicable vesting date. If your employment is terminated without “cause” or due to death or “disability” following closing, you would receive a pro-rated portion of the 2013 RCA for the time you worked during the vesting period (subject to reduction for any portions of the 2013 RCA that has already been paid prior to termination). 2013 Bonus: In the event your employment is involuntarily terminated without "cause" or due to death or "disability" following the closing of the pending Sprint transaction and during the applicable performance periods, you would be eligible to receive a prorated portion of your 2013 annual performance bonus associated with such performance period. If you have any questions about the terms of your retention or severance, please contact Human Resources.